Exhibit 99.2

Item 8.    Financial Statements and Supplementary Data.

Reports of Management

Management’s Responsibilities

The following financial statements have been prepared by management in conformity with U.S. generally accepted accounting principles and include, where required, amounts based on the best estimates and judgments of management. The integrity and objectivity of data in the financial statements and elsewhere in this Annual Report are the responsibility of management.

In fulfilling its responsibilities for the integrity of the data presented and to safeguard the Company’s assets, management employs a system of internal accounting controls designed to provide reasonable assurance, at appropriate cost, that the Company’s assets are protected and that transactions are appropriately authorized, recorded and summarized. This system of control is supported by the selection of qualified personnel, by organizational assignments that provide appropriate delegation of authority and division of responsibilities, and by the dissemination of written policies and procedures. This control structure is further reinforced by a program of internal audits, including a policy that requires responsive action by management.

The Board of Directors monitors the internal control system, including internal accounting and financial reporting controls, through its Audit Committee, which consists of eight independent Directors. The Audit Committee meets periodically with the independent registered public accounting firm, the internal auditors and management to review the work of each and to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm and the internal auditors have full and free access to the Audit Committee and meet with its members, with and without management present, to discuss the scope and results of their audits including internal control, auditing and financial reporting matters.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Act of 1934. Management conducted an assessment of the effectiveness of internal control over financial reporting based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework). Based on this assessment and those criteria, management concluded that internal control over financial reporting was effective as of September 30, 2014.

The financial statements and internal control over financial reporting have been audited by Ernst & Young LLP, an independent registered public accounting firm. Ernst & Young’s reports with respect to fairness of the presentation of the financial statements, and the effectiveness of internal control over financial reporting, are included herein.

/s/ Vincent A. Forlenza	/s/ Christopher Reidy	/s/ John Gallagher
Vincent A. Forlenza	Christopher Reidy	John Gallagher
Chairman, Chief Executive Officer and President	Chief Financial Officer and Executive Vice President of Administration	Vice President, Corporate Finance, Treasurer and Controller

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Becton, Dickinson and Company

We have audited the accompanying consolidated balance sheets of Becton, Dickinson and Company as of September 30, 2014 and 2013, and the related consolidated statements of income, comprehensive income and cash flows for each of the three years in the period ended September 30, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Becton, Dickinson and Company at September 30, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Becton, Dickinson and Company’s internal control over financial reporting as of September 30, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated November 26, 2014 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

New York, New York

November 26, 2014, except for Note 6,

as to which the date is March 13, 2015

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Becton, Dickinson and Company

We have audited Becton, Dickinson and Company’s internal control over financial reporting as of September 30, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). Becton, Dickinson and Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Becton, Dickinson and Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Becton, Dickinson and Company as of September 30, 2014 and 2013, and the related consolidated statements of income, comprehensive income and cash flows for each of the three years in the period ended September 30, 2014 of Becton, Dickinson and Company, and our report dated November 26, 2014 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

New York, New York

November 26, 2014

Consolidated Statements of Income

Becton, Dickinson and Company

Years Ended September 30

Millions of dollars, except per share amounts	2014	2013	2012
Operations
Revenues	$8,446	$8,054	$7,708
Cost of products sold	4,145	3,883	3,755
Selling and administrative expense	2,145	2,422	1,923
Research and development expense	550	494	472

Total Operating Costs and Expenses	6,840	6,800	6,150

Operating Income	1,606	1,254	1,558
Interest expense	(135)	(138)	(135)
Interest income	46	40	50
Other income (expense), net	5	9	(1)

Income From Continuing Operations
Before Income Taxes	1,522	1,165	1,472
Income tax provision	337	236	363

Income from Continuing Operations	1,185	929	1,110

Income from Discontinued Operations
Net of income tax provision of $0 in 2014, $222 in 2013 and $31 in 2012	—	364	60

Net Income	$1,185	$1,293	$1,170

Basic Earnings per Share
Income from Continuing Operations	$6.13	$4.76	$5.40
Income from Discontinued Operations	$—	$1.86	$0.29

Basic Earnings per Share	$6.13	$6.63	$5.69

Diluted Earnings per Share
Income from Continuing Operations	$5.99	$4.67	$5.30
Income from Discontinued Operations	$—	$1.83	$0.29

Diluted Earnings per Share	$5.99	$6.49	$5.59

Amounts may not add due to rounding.

See notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

Becton, Dickinson and Company

Years Ended September 30

Millions of dollars	2014	2013	2012
Net Income	$1,185	$1,293	$1,170

Other Comprehensive Income (Loss), Net of Tax
Foreign currency translation adjustments	(344)	23	(18)
Defined benefit pension and postretirement plans	(147)	257	(118)
Unrealized gains (losses) on cash flow hedges, net of amounts realized	5	7	5

Other Comprehensive Income (Loss), Net of Tax	(486)	286	(132)

Comprehensive Income	$699	$1,579	$1,038

Amounts may not add due to rounding.

See notes to consolidated financial statements.

Consolidated Balance Sheets

Becton, Dickinson and Company

September 30

Millions of dollars, except per share amounts and numbers of shares	2014	2013
Assets
Current Assets
Cash and equivalents	$1,861	$1,890
Short-term investments	884	718
Trade receivables, net	1,187	1,240
Inventories	1,495	1,402
Prepaid expenses, deferred taxes and other	704	623

Total Current Assets	6,131	5,873
Property, Plant and Equipment, Net	3,605	3,476
Goodwill	1,090	1,109
Core and Developed Technology, Net	513	541
Other Intangibles, Net	247	293
Capitalized Software, Net	365	371
Other Assets	497	487

Total Assets	$12,447	$12,149

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt	$203	$207
Accounts payable	401	333
Accrued expenses	1,053	1,067
Salaries, wages and related items	551	504
Income taxes	26	19

Total Current Liabilities	2,235	2,130
Long-Term Debt	3,768	3,763
Long-Term Employee Benefit Obligations	1,009	805
Deferred Income Taxes and Other	383	408
Commitments and Contingencies	—	—
Shareholders’ Equity
Common stock — $1 par value: authorized — 640,000,000 shares; issued — 332,662,160 shares in 2014 and 2013.	333	333
Capital in excess of par value	2,198	2,068
Retained earnings	12,105	11,342
Deferred compensation	19	19
Common stock in treasury — at cost — 140,770,158 shares in 2014 and 138,663,113 shares in 2013.	(8,601)	(8,204)
Accumulated other comprehensive loss	(1,001)	(516)

Total Shareholders’ Equity	5,053	5,043

Total Liabilities and Shareholders’ Equity	$12,447	$12,149

Amounts may not add due to rounding.

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Becton, Dickinson and Company

Years Ended September 30

Millions of dollars	2014	2013	2012
Operating Activities
Net income	$1,185	$1,293	$1,170
Less: Income from discontinued operations, net	—	364	60

Income from continuing operations, net	1,185	929	1,110
Adjustments to income from continuing operations to derive net cash provided by continuing operating activities, net of amounts acquired:
Depreciation and amortization	562	546	511
Share-based compensation	113	100	89
Deferred income taxes	(32)	36	22
Change in operating assets and liabilities:
Trade receivables, net	(7)	(1)	(30)
Inventories	(189)	(145)	(92)
Prepaid expenses, deferred taxes and other	(120)	(60)	102
Accounts payable, income taxes and other liabilities	199	366	17
Pension obligation	(29)	(51)	(38)
Other, net	62	(1)	4

Net Cash Provided by Continuing Operating Activities	1,746	1,717	1,693

Investing Activities
Capital expenditures	(592)	(522)	(487)
Capitalized software	(61)	(66)	(66)
Change in short-term investments	(171)	(225)	(138)
Acquisitions of businesses, net of cash acquired	(40)	(136)	(103)
Divestiture of businesses	—	736	—
Other, net	(84)	(99)	(99)

Net Cash Used for Continuing Investing Activities	(948)	(311)	(894)

Financing Activities
Change in short-term debt	(4)	(199)	2
Proceeds from long-term debt	—	—	1,488
Payments of debt	—	—	(42)
Repurchase of common stock	(400)	(450)	(1,500)
Issuance of common stock and other, net	(9)	44	35
Excess tax benefit from payments under share-based compensation plans	27	23	15
Dividends paid	(421)	(386)	(368)

Net Cash Used for Continuing Financing Activities	(807)	(968)	(370)

Discontinued Operations:
Net cash (used for) provided by operating activities	—	(212)	67
Net cash used for investing activities	—	—	(6)

Net Cash (Used For) Provided by Discontinued Operations	—	(212)	61

Effect of exchange rate changes on cash and equivalents	(20)	(7)	6

Net (Decrease) Increase in Cash and Equivalents	(29)	219	496
Opening Cash and Equivalents	1,890	1,671	1,175

Closing Cash and Equivalents	$1,861	$1,890	$1,671

Amounts may not add due to rounding.

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Becton, Dickinson and Company

Millions of dollars, except per share amounts and numbers of shares

Note 1 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements of Becton, Dickinson and Company (the “Company”) have been prepared in accordance with U.S. generally accepted accounting principles. Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Principles of Consolidation

The consolidated financial statements include the Company’s accounts and those of its majority-owned subsidiaries after the elimination of intercompany transactions. The Company has no material interests in variable interest entities.

Cash Equivalents

Cash equivalents consist of all highly liquid investments with a maturity of three months or less at time of purchase.

Short-Term Investments

Short-term investments consist of time deposits with maturities greater than three months and less than one year when purchased.

Trade Receivables

The Company grants credit to customers in the normal course of business and the resulting trade receivables are stated at their net realizable value. The allowance for doubtful accounts represents the Company’s estimate of probable credit losses relating to trade receivables and is determined based on historical experience and other specific account data. Amounts are written off against the allowance for doubtful accounts when the Company determines that a customer account is uncollectible.

Inventories

Inventories are stated at the lower of first-in, first-out cost or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are principally provided on the straight-line basis over estimated useful lives, which range from 20 to 45 years for buildings, four to 13 years for machinery and equipment and one to 12 years for leasehold improvements. Depreciation and amortization expense was $369 million, $338 million and $321 million in fiscal years 2014, 2013 and 2012, respectively.

Goodwill and Other Intangible Assets

The Company’s unamortized intangible assets include goodwill and in-process research and development assets which arise from acquisitions. The Company currently reviews all indefinite-lived assets, including goodwill, for impairment using quantitative models. Goodwill is reviewed at least annually for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. The Company’s reporting units generally represent one level below reporting segments, and

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

components within an operating segment that have similar economic characteristics are aggregated. Potential impairment of goodwill is identified by comparing the fair value of a reporting unit, estimated using an income approach, with its carrying value. The annual impairment review performed in fiscal year 2014 indicated that all identified reporting units’ fair values exceeded their respective carrying values.

The review for impairment of in-process research and development assets is performed by comparing the fair value of the technology or project assets, estimated using an income approach, with their carrying value. In-process research and development assets are considered indefinite-lived assets and are reviewed at least annually for impairment until projects are completed or abandoned. Certain trademarks that are considered to generate cash flows indefinitely are also considered to be indefinite-lived intangible assets and these assets are also reviewed at least annually for impairment.

Amortized intangible assets include core and developed technology assets which arise from acquisitions. These assets represent acquired intellectual property that is already technologically feasible upon the acquisition date or acquired in-process research and development assets that are completed subsequent to acquisition. Core and developed technology assets are generally amortized over periods ranging from 15 to 20 years, using the straight-line method. Other intangibles with finite useful lives, which include patents, are amortized over periods principally ranging from one to 40 years, using the straight-line method. Finite-lived intangible assets, including core and developed technology assets, are periodically reviewed when impairment indicators are present to assess recoverability from future operations using undiscounted cash flows. The carrying values of these finite-lived assets are compared to the undiscounted cash flows they are expected to generate and an impairment loss is recognized in operating results to the extent any finite-lived intangible asset’s carrying value exceeds its calculated fair value.

Capitalized Software

Capitalized software, including costs for software developed or obtained for internal use, is stated at cost, less accumulated amortization. Amortization expense is principally provided on the straight-line basis over estimated useful lives, which do not exceed 10 years. The current balance largely includes capital software investments related to a global enterprise resource planning initiative to upgrade the Company’s business information systems. Amortization for this project commenced in the third quarter of fiscal year 2012. Amortization expense related to capitalized software was $41 million, $38 million and $36 million for 2014, 2013 and 2012, respectively.

Foreign Currency Translation

Generally, foreign subsidiaries’ functional currency is the local currency of operations and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. The U.S. dollar results that arise from such translation, as well as exchange gains and losses on intercompany balances of a long-term investment nature, are included in the foreign currency translation adjustments in Accumulated other comprehensive (loss) income.

Revenue Recognition

Revenue from product sales is typically recognized when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; product price is fixed or determinable; collection of the resulting receivable is reasonably assured. Certain instrument sales arrangements contain multiple deliverables and revenue is recognized upon the completion of each deliverable based on its relative selling price.

The Company’s domestic businesses sell products primarily to distributors that resell the products to end-user customers. Rebates are provided to distributors that sell to end-user customers at prices determined under a contract between the Company and the end-user customer. Provisions for rebates, as well as sales discounts and returns, are based upon estimates and are accounted for as a reduction of revenues when revenue is recognized.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Shipping and Handling Costs

Shipping and handling costs are included in Selling and administrative expense. Shipping expense was $299 million, $285 million and $281 million in 2014, 2013 and 2012, respectively.

Derivative Financial Instruments

All derivatives are recorded in the balance sheet at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

From time to time, derivative financial instruments are utilized by the Company in the management of its foreign currency, interest rate and commodity price exposures. The Company periodically purchases forward contracts and options to hedge certain forecasted transactions that are denominated in foreign currencies in order to partially protect against a reduction in the value of future earnings resulting from adverse foreign exchange rate movements. The Company also periodically utilizes interest rate swaps to maintain a balance between fixed and floating rate instruments. Additionally, the Company periodically manages price risks associated with resin purchase costs through commodity derivative forward contracts. The Company does not enter into derivative financial instruments for trading or speculative purposes.

Any deferred gains or losses associated with derivative instruments are recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative instrument, such instrument would be closed and the resultant gain or loss would be recognized in income.

Income Taxes

United States income taxes are not provided on undistributed earnings of foreign subsidiaries where such undistributed earnings are indefinitely reinvested outside the United States. Deferred taxes are provided for earnings of foreign subsidiaries when those earnings are not considered indefinitely reinvested. Income taxes are provided and tax credits are recognized based on tax laws enacted at the dates of the financial statements.

The Company conducts business and files tax returns in numerous countries and currently has tax audits in progress in a number of tax jurisdictions. In evaluating the exposure associated with various tax filing positions, the Company records accruals for uncertain tax positions, based on the technical support for the positions, past audit experience with similar situations, and the potential interest and penalties related to the matters.

The Company maintains valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances are included in the tax provision in the period of change. In determining whether a valuation allowance is warranted, management evaluates factors such as prior earnings history, expected future earnings, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset.

Earnings per Share

Basic earnings per share are computed based on the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions. These estimates or assumptions affect reported assets, liabilities, revenues and expenses as reflected in the consolidated financial statements. Actual results could differ from these estimates.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Share-Based Compensation

The Company recognizes the fair value of share-based compensation in net income. Compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the vesting period.

Note 2 — Accounting Changes

New Accounting Principles Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new revenue recognition standard. Under this standard, revenue will be recognized upon the transfer of goods or services to customers and the amount of revenue recognized will reflect the consideration to which a reporting entity expects to be entitled in exchange for those goods or services. The Company is currently evaluating the impact that this new revenue recognition standard will have on its consolidated financial statements upon required adoption of the standard on October 1, 2017. Early adoption is not permitted.

In June 2013, the FASB issued guidance that requires the netting of unrecognized tax benefits against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. The Company will prospectively apply the guidance, which is not expected to materially impact the Company’s consolidated financial statements, to all unrecognized tax benefits that exist at the effective date of October 1, 2014.

In March 2013, the FASB issued amendments to resolve diversity in practice relating to the release of cumulative translation adjustments into earnings upon the occurrence of certain derecognition events involving a foreign entity. The Company will prospectively apply the amendments, which are not expected to materially impact the Company’s consolidated financial statements, to derecognition events that occur after October 1, 2014.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Note 3 — Shareholders’ Equity

Changes in certain components of shareholders’ equity were as follows:

	Common Stock Issued at Par Value	Capital in Excess of Par Value	Retained Earnings	Deferred Compensation	Treasury Stock
(Millions of dollars)					Shares (in thousands)	Amount
Balance at September 30, 2011	$333	$1,793	$9,634	$19	(117,844)	$(6,280)
Net income	—	—	1,170	—	—	—
Cash dividends:
Common ($1.80 per share)	—	—	(368)	—	—	—
Common stock issued for:
Share-based compensation plans, net	—	39	—	—	1,973	11
Share-based compensation	—	88	—	—	—	—
Common stock held in trusts, net	—	—	—	—	66	—
Repurchase of common stock	—	—	—	—	(19,945)	(1,500)

Balance at September 30, 2012	$333	$1,920	$10,435	$19	(135,751)	$(7,769)
Net income	—	—	1,293	—	—	—
Cash dividends:
Common ($1.98 per share)	—	—	(386)	—	—	—
Common stock issued for:
Share-based compensation plans, net	—	50	—	—	2,537	15
Share-based compensation	—	98	—	—	—	—
Common stock held in trusts, net	—	—	—	—	36	—
Repurchase of common stock	—	—	—	—	(5,485)	(450)

Balance at September 30, 2013	$333	$2,068	$11,342	$19	(138,663)	$(8,204)
Net income	—	—	1,185	—	—	—
Cash dividends:
Common ($2.18 per share)	—	—	(421)	—	—	—
Common stock issued for:
Share-based compensation plans, net	—	19	—	—	1,431	3
Share-based compensation	—	111	—	—	—	—
Common stock held in trusts, net	—	—	—	—	36	—
Repurchase of common stock	—	—	—	—	(3,574)	(400)

Balance at September 30, 2014	$333	$2,198	$12,105	$19	(140,770)	$(8,601)

Common stock held in trusts represents rabbi trusts in connection with deferred compensation under the Company’s employee salary and bonus deferral plan and directors’ deferral plan.

The components and changes of Accumulated other comprehensive (loss) income were as follows:

(Millions of dollars)	Total	Foreign Currency Translation Adjustments	Benefit Plans Adjustments	Unrealized Losses on Cash Flow Hedges
Balance at September 30, 2011	$(670)	$70	$(697)	$(43)
Other comprehensive income before reclassifications, net of taxes	(177)	(18)	(159)	—
Amounts reclassified into income, net of taxes(A)	45	—	40	5

Balance at September 30, 2012	(802)	51	(815)	(38)

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

(Millions of dollars)	Total	Foreign Currency Translation Adjustments	Benefit Plans Adjustments	Unrealized Losses on Cash Flow Hedges
Other comprehensive income before reclassifications	$228	$23	$203	$2
Amounts reclassified into income, net of taxes(A)	59	—	54	4

Balance at September 30, 2013	(516)	74	(558)	(31)
Other comprehensive income before reclassifications, net of taxes	(524)	(344)	(180)	—
Amounts reclassified into income, net of taxes(A)	38	—	33	5

Balance at September 30, 2014	$(1,001)	$(270)	$(705)	$(26)

(A)	The benefit plan-related amount is not reclassified into income in its entirety. The reclassifications from accumulated other comprehensive income (loss) are included in the computation of net periodic pension cost and additional details are provided in Note 8. The reclassification amounts related to cash flow hedges in fiscal years 2014, 2013, and 2012 were primarily recorded in Interest Expense. Additional details regarding the reclassifications from accumulated other comprehensive income (loss) related to cash flow hedges are provided in Note 12.

The loss in foreign currency translation adjustments for the fiscal year ended September 30, 2014 was primarily attributable to the weakening of the Euro and currencies in Latin America against the U.S. dollar during the period.

The income tax (benefit) provision for net (losses) gains recorded in other comprehensive income for defined benefit pension, postretirement plans and postemployment plans in fiscal years 2014 and 2013 was $(86) million and $121 million, respectively. The net income tax benefit of $70 million for net losses recorded in other comprehensive income for benefit plans in fiscal year 2012 included an income tax benefit of $151 million recorded on losses recognized for all benefit plans on the measurement date of September 30, 2012. The net income tax benefit also included an income tax provision of $81 million recorded on the gain recognized in other comprehensive income upon the remeasurement of the U.S. defined benefit pension plan on November 30, 2011. Additional details regarding this remeasurement are provided in Note 8. The income tax benefits associated with the benefit plan-related reclassification adjustments for amortization of prior service credit and amortization of net actuarial losses for the fiscal years ended September 30, 2014, 2013 and 2012 were $17 million, $30 million and $23 million, respectively.

The income taxes recorded for net unrealized amounts and reclassification adjustments for realized amounts relating to cash flow hedges were immaterial in fiscal years 2014, 2013, and 2012.

Note 4 — Earnings per Share

The weighted average common shares used in the computations of basic and diluted earnings per share (shares in thousands) for the years ended September 30 were as follows:

	2014	2013	2012
Average common shares outstanding	193,299	195,157	205,460
Dilutive share equivalents from share-based plans	4,410	4,036	3,721

Average common and common equivalent shares outstanding — assuming dilution	197,709	199,193	209,181

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Options to purchase shares of common stock are excluded from the calculation of diluted earnings per share when their inclusion would have an anti-dilutive effect on the calculation. For the years ended September 30, 2014 and 2013, there were no options to purchase shares of common stock which were excluded from the diluted earnings per share calculation. Options to purchase 4.8 million shares of the Company’s common stock were excluded from the calculation of diluted earnings per share in 2012.

Note 5 — Commitments and Contingencies

Commitments

Rental expense for all operating leases amounted to $71 million in 2014, $70 million in 2013 and $66 million in 2012. Future minimum rental commitments on noncancelable leases are as follows: 2015 — $51 million; 2016 — $43 million; 2017 — $34 million; 2018 — $23 million; 2019 — $21 million and an aggregate of $20 million thereafter.

As of September 30, 2014, the Company has certain future purchase commitments aggregating to approximately $565 million, which will be expended over the next several years.

Contingencies

Given the uncertain nature of litigation generally, the Company is not able in all cases to estimate the amount or range of loss that could result from an unfavorable outcome of the litigation to which the Company is a party. In accordance with U.S. generally accepted accounting principles, the Company establishes accruals to the extent probable future losses are estimable (in the case of environmental matters, without considering possible third-party recoveries). In view of the uncertainties discussed below, the Company could incur charges in excess of any currently established accruals and, to the extent available, liability insurance. In the opinion of management, any such future charges, individually or in the aggregate, could have a material adverse effect on the Company’s consolidated results of operations and consolidated cash flows.

The Company was named as a defendant in the following purported class action suits brought on behalf of indirect purchasers of the Company’s products, such as hospitals and retailers (the “Hospital Plaintiffs”), alleging that the Company violated federal and state antitrust laws, resulting in the charging of higher prices for the Company’s products to the plaintiffs and other purported class members.

Case	Court	Date Filed
Jabo’s Pharmacy, Inc., et. al. v. Becton Dickinson & Company	U.S. District Court, Greenville, Tennessee	June 3, 2005
Drug Mart Tallman, Inc., et. al. v. Becton Dickinson and Company	U.S. District Court, Newark, New Jersey	January 17, 2006
Medstar v. Becton Dickinson	U.S. District Court, Newark, New Jersey	May 18, 2006
The Hebrew Home for the Aged at Riverdale v. Becton Dickinson and Company	U.S. District Court, Southern District of New York	March 28, 2007

The plaintiffs in each of the above antitrust class action lawsuits sought monetary damages. These antitrust class action lawsuits were consolidated for pre-trial purposes in a Multi-District Litigation in Federal court in New Jersey.

Pursuant to a settlement agreement that the Company entered into with the Hospital Plaintiffs on July 30, 2013 and following approval by the New Jersey District Court (on a preliminarily basis in November 2013 and on a final basis in March 2014), the Company has paid $22 million in exchange for a release by all potential class members of the indirect purchaser claims related to the products and acts enumerated in the complaint, and a dismissal of the case with prejudice.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

In June 2007, Retractable Technologies, Inc. (“RTI”) filed a complaint against the Company under the caption Retractable Technologies, Inc. vs. Becton Dickinson and Company (Civil Action No. 2:07-cv-250, U.S. District Court, Eastern District of Texas). RTI alleges that the BD Integra™ syringes infringe patents licensed exclusively to RTI. In its complaint, RTI also alleges that the Company engaged in false advertising with respect to certain of the Company’s safety-engineered products in violation of the Lanham Act; acted to exclude RTI from various product markets and to maintain its market share through, among other things, exclusionary contracts in violation of state and federal antitrust laws; and engaged in unfair competition. In January 2008, the court severed the patent and non-patent claims into separate cases, and stayed the non-patent claims during the pendency of the patent claims at the trial court level. RTI seeks money damages and injunctive relief. On April 1, 2008, RTI filed a complaint against BD under the caption Retractable Technologies, Inc. and Thomas J. Shaw v. Becton Dickinson and Company (Civil Action No.2:08-cv-141, U.S. District Court, Eastern District of Texas). RTI alleges that the BD Integra™ syringes infringe another patent licensed exclusively to RTI. RTI seeks money damages and injunctive relief. On August 29, 2008, the court ordered the consolidation of the patent cases. On November 9, 2009, at a trial of these consolidated cases, the jury rendered a verdict in favor of RTI on all but one of its infringement claims, but did not find any willful infringement, and awarded RTI $5 million in damages. On May 19, 2010, the court granted RTI’s motion for a permanent injunction against the continued sale by the Company of its BD Integra™ products in their current form, but stayed the injunction for the duration of the Company’s appeal. At the same time, the court lifted a stay of RTI’s non-patent claims. On July 8, 2011, the Court of Appeals for the Federal Circuit reversed the District Court judgment that the Company’s 3ml BD Integra™ products infringed the asserted RTI patents and affirmed the District Court judgment of infringement against the Company’s discontinued 1ml BD Integra™ products. On October 31, 2011, the Federal Circuit Court of Appeals denied RTI’s request for an en banc rehearing. In January 2013, RTI’s petition for review with the U.S. Supreme Court was denied. BD’s motion for further proceedings on damages was denied by the District Court on the grounds that the District Court did not have authority to modify the $5 million damage award. BD appealed this ruling to the Federal Circuit Court of Appeals, and on July 7, 2014, the Court affirmed the District Court ruling leaving the damages award intact. On September 19, 2014, the Federal Circuit Court of Appeals denied BD’s request for an en banc rehearing.

On September 19, 2013, a jury returned a verdict against BD with respect to certain of RTI’s non-patent claims. The verdict was unfavorable to BD with respect to RTI’s Lanham Act claim and claim for attempted monopolization based on deception in the safety syringe market. The jury awarded RTI $113.5 million for its attempted monopolization claim (which will be trebled under the antitrust statute). The jury’s verdict rejected RTI’s monopolization claims in the markets for safety syringes, conventional syringes and safety IV catheters; its attempted monopolization claims in the markets for conventional syringes and safety IV catheters; and its claims for contractual restraint of trade and exclusive dealing in the markets for safety syringes, conventional syringes and safety IV catheters. In connection with the verdict, the Company recorded a pre-tax charge of approximately $341 million in the fourth quarter of fiscal year 2013. On September 30, 2014, the Court issued a ruling denying BD’s post-trial motion for judgment as a matter of law. On November 10, 2014, the Court issued a ruling denying RTI’s request for disgorgement of BD profits for false advertising on the ground that any profit to which RTI is entitled is included within the amount of the antitrust damage award. The court granted RTI’s request that BD be ordered to issue certain corrective statements regarding its advertising. The Court denied RTI’s request for injunctive relief relating to BD’s contracting practices and BD’s safety syringe advertising, finding that RTI failed to prove that BD’s contracting practices violated the antitrust laws or that BD’s safety syringe advertising is false. The Court concluded that RTI is entitled to certain categories of attorneys’ fees that it requested, but that its total fee recovery should be reduced by 50%. The Court directed the parties to meet and confer on the precise amount of the fee award, which we expect to be less than half of the $36 million that RTI originally requested. The Company plans to appeal the jury’s verdict and Court rulings favoring RTI at the appropriate time.

On November 4, 2013, the Secretariat of Foreign Trade (“SECEX”) of the Federal Republic of Brazil, initiated an administrative anti-dumping investigation of imports of vacuum plastic tubes for blood collection

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

into Brazil from the United States of America, the United Kingdom of Great Britain and Northern Ireland, the Federal Republic of Germany and the People’s Republic of China during the period from January 2012 through December 2012. BD, through its United States and international subsidiaries, exports vacuum plastic tubes for blood collection into Brazil and is cooperating with the investigation. The investigation is ongoing. During the course of the investigation (on a provisional basis) and upon completion of the investigation (on a final basis), the SECEX will issue a decision on whether grounds exist to apply anti-dumping measures (including, without limitation, the imposition of duties on such vacuum plastic tubes imported into Brazil). Once applied, anti-dumping measures will last for as long as the measures are deemed necessary, which, in most cases, is for five years. The Company does not expect that the outcome of the investigation will materially affect results of operations.

On October 5, 2014, CareFusion Corporation (“CareFusion”) and the Company entered into an Agreement and Plan of Merger (which we refer to as the merger agreement) that provides for the acquisition of CareFusion by the Company. Under the terms of the merger agreement, a subsidiary of the Company (“the merger subsidiary”) will merge with and into CareFusion, with CareFusion surviving the merger as a wholly owned subsidiary of the Company. Several putative class action lawsuits have been filed against CareFusion, its directors, the Company and the merger subsidiary in the Delaware Court of Chancery and in the Superior Court of California, San Diego County. These lawsuits generally allege that the members of the board of directors of CareFusion breached their fiduciary duties in connection with the merger by, among other things, carrying out a process that the plaintiff alleges did not ensure adequate and fair consideration to CareFusion stockholders. The plaintiffs in these actions further allege that CareFusion, and the Company aided and abetted the individual defendants’ breaches of their fiduciary duties. The plaintiffs seek, among other things, equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and attorneys’ fees and costs.

The Company believes that it has meritorious defenses to each of the above-mentioned suits pending against the Company and is engaged in a vigorous defense of each of these matters.

The Company is also involved both as a plaintiff and a defendant in other legal proceedings and claims that arise in the ordinary course of business.

The Company is a party to a number of Federal proceedings in the United States brought under the Comprehensive Environment Response, Compensation and Liability Act, also known as “Superfund,” and similar state laws. The affected sites are in varying stages of development. In some instances, the remedy has been completed, while in others, environmental studies are commencing. For all sites, there are other potentially responsible parties that may be jointly or severally liable to pay all cleanup costs.

Note 6 — Segment Data

Effective October 1, 2014, the Company’s organizational structure was realigned to better complement its customer-focused solutions strategy and is based upon two principal business segments: BD Medical (“Medical”) and BD Life Sciences (“Life Sciences”). The composition of the Medical segment remains unchanged from its historical composition. The Life Sciences segment consists of the former BD Diagnostics and BD Biosciences segments. Beginning on October 1, 2014, decisions about resource allocation and performance assessment are made separately for the Medical and Life Sciences segments. Prior-period information presented for comparative purposes has been revised to reflect the new two-segment organizational structure. The Company’s two principal business segments are strategic businesses that are managed separately because each one develops, manufactures and markets distinct products and services.

The Medical segment produces a broad array of medical devices that are used in a wide range of healthcare settings. The principal product lines in the Medical segment include needles, syringes and intravenous catheters for medication delivery (including safety-engineered and auto-disable devices); prefilled IV flush syringes; syringes and pen needles for the injection of insulin and other drugs used in the treatment of diabetes; prefillable drug delivery systems provided to pharmaceutical companies and sold to end-users as drug/device combinations; regional anesthesia needles and trays; sharps disposal containers; closed-system transfer devices; and generic prefilled injectables.

The Life Sciences segment produces products for the safe collection and transport of diagnostics specimens, as well as instruments and reagent systems to detect a broad range of infectious diseases, healthcare-associated infections (“HAIs”) and cancers. The segment also produces research and clinical tools that facilitate the study of cells, and the components of cells, to gain a better understanding of normal and disease processes. The principal products and services in the Life Sciences segment include

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

integrated systems for specimen collection; safety-engineered blood collection products and systems; automated blood culturing and tuberculosis culturing systems; molecular testing systems for infectious diseases and women’s health; microorganism identification and drug susceptibility systems; liquid-based cytology systems for cervical cancer screening; rapid diagnostic assays; microbiology laboratory automation; plated media; fluorescence-activated cell sorters and analyzers; monoclonal antibodies and kits for performing cell analysis; reagent systems for life science research; diagnostic assays; and cell culture media supplements for biopharmaceutical manufacturing.

The Company evaluates performance of its business segments and allocates resources to them primarily based upon operating income. Segment operating income represents revenues reduced by product costs and operating expenses.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Distribution of products is primarily through independent distribution channels, and directly to end-users by BD and independent sales representatives. No customer accounted for 10% or more of revenues in any of the three years presented.

(Millions of dollars)	2014		2013		2012
Revenues(A)
Medical	$4,573		$4,306		$4,091
Life Sciences	3,872		3,748		3,618

Total Revenues	$8,446		$8,054		$7,708

Segment Operating Income
Medical	$1,291	(B)(C)	$1,233		$1,162
Life Sciences	861	(B)(D)	907		915

Total Segment Operating Income	2,152		2,140		2,077
Unallocated Items(E)	(630	)(B)(F)	(976	)(G)	(605)

Income From Continuing Operations Before Income Taxes	$1,522		$1,165		$1,472

Segment Assets
Medical	$4,668		$4,582		$4,245
Life Sciences	3,783		3,776		3,869

Total Segment Assets	8,451		8,357		8,114
Corporate and All Other(H)	3,997		3,792		3,247

Total Assets	$12,447		$12,149		$11,361

Capital Expenditures
Medical	$420		$354		$363
Life Sciences	155		158		114
Corporate and All Other	16		9		10

Total Capital Expenditures	$592		$522		$487

Depreciation and Amortization
Medical	$293		$259		$240
Life Sciences	251		267		254
Corporate and All Other	18		19		18

Total Depreciation and Amortization	$562		$546		$511

(A)	Intersegment revenues are not material.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

(B)	Includes a $36 million charge associated with workforce reduction actions. The portions of this charge attributable to the Medical and Life Sciences segments were $21 million and $10 million, respectively. The amount of the charge attributable to corporate functions was $5 million. Additional disclosures regarding these actions are provided in Note 8.

(C)	Includes a $6 million charge associated with the decision to terminate a research and development program; the charge relates to program asset write-offs and obligations. Additionally includes $4 million of acquisition-related costs.

(D)	Includes a $20 million charge primarily resulting from the discontinuance of an instrument product development program. The charge is largely attributable to capitalized product software, but also includes a lesser amount attributable to fixed assets. Also includes an $11 million charge that resulted from the early termination of a European distributor agreement, a $5 million charge due to an adjustment to the carrying amount of an asset that is being held for sale as well as $1 million of acquisition-related costs.

(E)	Includes primarily interest, net; foreign exchange; corporate expenses; and share-based compensation expense.

(F)	Includes an $8 million gain resulting from the Company’s receipt of cash proceeds from the sale of a company in which it held a small equity ownership interest.

(G)	Includes the $341 million charge associated with the unfavorable verdict returned in the antitrust and false advertising lawsuit filed against the Company by RTI as well as the $22 million charge associated with the litigation settlement related to indirect purchaser antitrust class action cases. Additional disclosures regarding these matters are provided in Note 5.

(H)	Includes cash and investments and corporate assets.

(Millions of dollars)
Revenues by Organizational Units	2014	2013	2012
Medical
Medical Surgical Systems	$2,307	$2,196	$2,105
Diabetes Care	1,037	969	911
Pharmaceutical Systems	1,229	1,142	1,074

	4,573	4,306	4,091

Life Sciences
Preanalytical Systems	1,412	1,352	1,301
Diagnostic Systems	1,301	1,294	1,237
Biosciences	1,159	1,102	1,080

	3,872	3,748	3,618

Total Revenues	$8,446	$8,054	$7,708

Geographic Information

The countries in which the Company has local revenue-generating operations have been combined into the following geographic areas: the United States (including Puerto Rico), Europe, Asia Pacific and Other, which is comprised of Latin America, Canada and Japan.

Revenues to unaffiliated customers are based upon the source of the product shipment. Long-lived assets, which include net property, plant and equipment, are based upon physical location.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

(Millions of dollars)	2014	2013	2012
Revenues
United States	$3,417	$3,353	$3,288
Europe	2,733	2,512	2,379
Asia Pacific	1,121	1,006	883
Other	1,175	1,183	1,159

	$8,446	$8,054	$7,708

Long-Lived Assets
United States	$3,126	$3,251	$3,156
Europe	1,809	1,667	1,559
Asia Pacific	486	442	397
Other	555	565	624
Corporate	340	350	303

	$6,317	$6,276	$6,039

Note 7 — Share-Based Compensation

The Company grants share-based awards under the 2004 Employee and Director Equity-Based Compensation Plan (“2004 Plan”), which provides long-term incentive compensation to employees and directors consisting of: stock appreciation rights (“SARs”), stock options, performance-based restricted stock units, time-vested restricted stock units and other stock awards.

The amounts and location of compensation cost relating to share-based payments included in consolidated statements of income is as follows:

(Millions of dollars)	2014	2013	2012
Cost of products sold	$23	$20	$18
Selling and administrative expense	74	66	59
Research and development expense	16	14	12

	$113	$100	$89

The associated income tax benefit recognized was $40 million, $35 million and $32 million in fiscal years 2014, 2013 and 2012, respectively. Share-based compensation attributable to discontinued operations was not material.

Stock Appreciation Rights

SARs represent the right to receive, upon exercise, shares of common stock having a value equal to the difference between the market price of common stock on the date of exercise and the exercise price on the date of grant. SARs vest over a four-year period and have a ten-year term. The fair value was estimated on the date of grant using a lattice-based binomial option valuation model that uses the following weighted-average assumptions:

	2014	2013	2012
Risk-free interest rate	2.31%	1.33%	1.67%
Expected volatility	19.0%	21.0%	22.0%
Expected dividend yield	2.00%	2.60%	2.50%
Expected life	7.8 years	8.0 years	7.9 years
Fair value derived	$19.90	$12.08	$12.61

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Expected volatility is based upon historical volatility for the Company’s common stock and other factors. The expected life of SARs granted is derived from the output of the lattice-based model, using assumed exercise rates based on historical exercise and termination patterns, and represents the period of time that SARs granted are expected to be outstanding. The risk-free interest rate used is based upon the published U.S. Treasury yield curve in effect at the time of grant for instruments with a similar life. The dividend yield is based upon the most recently declared quarterly dividend as of the grant date. The total intrinsic value of SARs exercised during 2014, 2013 and 2012 was $69 million, $54 million and $4 million, respectively. The Company issued 610 thousand shares during 2014 to satisfy the SARs exercised. The actual tax benefit realized during 2014, 2013 and 2012 for tax deductions from SAR exercises totaled $26 million, $19 million and $3 million, respectively. The total fair value of SARs vested during 2014, 2013 and 2012 was $25 million, $30 million and $37 million, respectively.

A summary of SARs outstanding as of September 30, 2014 and changes during the year then ended is as follows:

	SARs (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (Millions of dollars)
Balance at October 1	8,594	$73.52
Granted	1,073	108.89
Exercised	(1,728)	72.56
Forfeited, canceled or expired	(87)	80.30

Balance at September 30	7,852	$78.49	6.13	$277

Vested and expected to vest at September 30	7,562	$78.16	6.06	$270

Exercisable at September 30	4,950	$73.40	4.98	$200

Stock Options

The Company has not granted stock options since 2005. All outstanding stock option grants are fully vested and have a ten-year term.

A summary of stock options outstanding as of September 30, 2014 and changes during the year then ended is as follows:

	Stock Options (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (Millions of dollars)
Balance at October 1	435	$49.74
Exercised	(337)	49.43
Forfeited, canceled or expired	(23)	38.78

Balance at September 30	74	$54.57	0.15	$4

Vested at September 30	74	$54.57	0.15	$4

Exercisable at September 30	74	$54.57	0.15	$4

Cash received from the exercising of stock options in 2014, 2013 and 2012 was $17 million, $64 million and $52 million, respectively. The actual tax benefit realized for tax deductions from stock option exercises totaled $7 million, $21 million and $12 million, respectively. The total intrinsic value of stock options exercised during the years 2014, 2013 and 2012 was $21 million, $65 million and $58 million, respectively.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Performance-Based Restricted Stock Units

Performance-based restricted stock units cliff vest three years after the date of grant. These units are tied to the Company’s performance against pre-established targets over a three-year performance period. The performance measures for fiscal years 2014 and 2013 were relative total shareholder return (measures the Company’s stock performance during the performance period against that of peer companies) and average annual return on invested capital while the performance measures in fiscal year 2012 were average growth rate of consolidated revenues and average annual return on invested capital. Under the Company’s long-term incentive program, the actual payout under these awards may vary from zero to 200% of an employee’s target payout, based on the Company’s actual performance over the three-year performance period. The fair value is based on the market price of the Company’s stock on the date of grant. Compensation cost initially recognized assumes that the target payout level will be achieved and is adjusted for subsequent changes in the expected outcome of performance-related conditions.

A summary of performance-based restricted stock units outstanding as of September 30, 2014 and changes during the year then ended is as follows:

	Stock Units (in thousands)	Weighted Average Grant Date Fair Value
Balance at October 1	1,651	$74.15
Granted	382	110.58
Distributed	(80)	76.64
Forfeited or canceled	(698)	77.06

Balance at September 30(A)	1,255	$83.47

Expected to vest at September 30(B)	526	$79.98

(A)	Based on 200% of target payout.

(B)	Net of expected forfeited units and units in excess of the expected performance payout of 84 thousand and 645 thousand shares, respectively.

The weighted average grant date fair value of performance-based restricted stock units granted during the years 2013 and 2012 was $72.14 and $72.12, respectively. The total fair value of performance-based restricted stock units vested during 2014 was $10 million and the fair value of units vested during 2012 was $7 million. Based on the Company’s results during the performance period, compared with the established performance targets for payout, there was no payout of performance-based restricted stock units in fiscal year 2013. At September 30, 2014, the weighted average remaining vesting term of performance-based restricted stock units is 1.11 years.

Time-Vested Restricted Stock Units

Time-vested restricted stock units generally cliff vest three years after the date of grant, except for certain key executives of the Company, including the executive officers, for which such units generally vest one year following the employee’s retirement. The related share-based compensation expense is recorded over the requisite service period, which is the vesting period or in the case of certain key executives is based on retirement eligibility. The fair value of all time-vested restricted stock units is based on the market value of the Company’s stock on the date of grant.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

A summary of time-vested restricted stock units outstanding as of September 30, 2014 and changes during the year then ended is as follows:

	Stock Units (in thousands)	Weighted Average Grant Date Fair Value
Balance at October 1	2,787	$71.81
Granted	904	102.74
Distributed	(407)	75.80
Forfeited or canceled	(270)	77.67

Balance at September 30	3,015	$80.03

Expected to vest at September 30	2,829	$79.70

The weighted average grant date fair value of time-vested restricted stock units granted during the years 2013 and 2012 was $70.99 and $72.27, respectively. The total fair value of time-vested restricted stock units vested during 2014, 2013 and 2012 was $45 million, $52 million and $38 million, respectively. At September 30, 2014, the weighted average remaining vesting term of the time-vested restricted stock units is 1.10 years.

The amount of unrecognized compensation expense for all non-vested share-based awards as of September 30, 2014, is approximately $108 million, which is expected to be recognized over a weighted-average remaining life of approximately 1.89 years. At September 30, 2014, 9,051 thousand shares were authorized for future grants under the 2004 Plan.

The Company has a policy of satisfying share-based payments through either open market purchases or shares held in treasury. At September 30, 2014, the Company has sufficient shares held in treasury to satisfy these payments.

Other Stock Plans

The Company has a Stock Award Plan, which allows for grants of common shares to certain key employees. Distribution of 25% or more of each award is deferred until after retirement or involuntary termination, upon which the deferred portion of the award is distributable in five equal annual installments. The balance of the award is distributable over five years from the grant date, subject to certain conditions. In February 2004, this plan was terminated with respect to future grants upon the adoption of the 2004 Plan. At September 30, 2014 and 2013, awards for 58 thousand and 73 thousand shares, respectively, were outstanding.

The Company has a Directors’ Deferral Plan, which provides a means to defer director compensation, from time to time, on a deferred stock or cash basis. As of September 30, 2014, 109 thousand shares were held in trust, of which two thousand shares represented Directors’ compensation in 2014, in accordance with the provisions of the plan. Under this plan, which is unfunded, directors have an unsecured contractual commitment from the Company.

The Company also has a Deferred Compensation Plan that allows certain highly-compensated employees, including executive officers, to defer salary, annual incentive awards and certain equity-based compensation. As of September 30, 2014, 360 thousand shares were issuable under this plan.

Note 8 — Benefit Plans

The Company has defined benefit pension plans covering substantially all of its employees in the United States and certain foreign locations. The Company also provides certain postretirement healthcare and life insurance benefits to qualifying domestic retirees. Other postretirement benefit plans in foreign countries are not material. The measurement date used for the Company’s employee benefit plans is September 30.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Effective April 1, 2014, the Company replaced its current post-65 group medical coverage with a new approach for retirees age 65 and older and their eligible dependents to access post-65 retiree medical and prescription drug coverage in the U.S. Such changes were communicated to active employees and retirees in early January 2014 and as such, the Company remeasured its U.S. postretirement healthcare benefit plan as of January 1, 2014. The impact of this plan change and remeasurement is immaterial to the Company’s consolidated financial results. The plan design changes included, among other modifications, a replacement of the Company-sponsored healthcare coverage program for post-65 retirees with contributions to a health reimbursement account that can be used to purchase coverage through a Medicare insurance exchange.

Effective January 1, 2013, all plan participants’ benefits in the U.S. defined benefit traditional pension plan, which provided benefits to participants based upon a final average pay formula, were converted to a defined benefit cash balance pension plan. Upon conversion, each individual plan participant received an opening balance equal to the actuarial equivalent of individual benefits accrued under the defined benefit traditional pension plan through December 31, 2012. Following conversion, a participant will subsequently accrue benefits under the cash balance plan through monthly pay credits based upon the plan participant’s age and length of service. Upon approval and communication of this benefit plan amendment to affected employees during the first quarter of fiscal year 2012, the Company remeasured its U.S. defined pension on November 30, 2011 and this interim remeasurement reduced the net pension cost for fiscal year 2012 by $40 million.

The Company’s November 30, 2011 benefit plan remeasurement was based upon a discount rate of 5.1%, compared with the discount rate of 4.9% used on the September 30, 2011 measurement date. The increase in the discount rate reduced total fiscal year 2012 net pension cost by $5 million and this change in the projected benefit obligation was recognized in Other comprehensive income (loss) as an actuarial gain. An increase in plan assets held as of November 30, 2011 compared with assets held as of September 30, 2011 also reduced total fiscal year 2012 net pension cost by $6 million. The change in the projected benefit obligation attributable to the plan amendment was recognized in Other comprehensive income (loss) as negative prior service cost and reduced fiscal year 2012 net pension cost by $29 million.

Net pension and other postretirement cost for the years ended September 30 included the following components:

	Pension Plans			Other Postretirement Benefits
(Millions of dollars)	2014	2013	2012	2014	2013	2012
Service cost	$71	$84	$75	$3	$6	$6
Interest cost	93	87	91	9	10	13
Expected return on plan assets	(126)	(116)	(104)	—	—	—
Amortization of prior service credit	(15)	(13)	(11)	(4)	(1)	(1)
Amortization of loss	49	75	56	2	4	5
Curtailment/settlement loss	3	6	20	—	—	(1)

Net pension and postretirement cost	$74	$123	$128	$10	$19	$21

Net pension cost attributable to foreign plans included in the preceding table was $25 million, $33 million and $31 million in 2014, 2013 and 2012, respectively.

The settlement losses recorded in 2014, 2013 and 2012 included lump sum benefit payments associated with the Company’s U.S. supplemental pension plan. The Company recognizes pension settlements when payments from the supplemental plan exceed the sum of service and interest cost components of net periodic pension cost associated with this plan for the fiscal year. The settlement losses recorded in 2014, 2013 and 2012 also included settlements associated with certain foreign plans.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

The change in benefit obligation, change in fair value of plan assets, funded status and amounts recognized in the Consolidated Balance Sheets for these plans were as follows:

	Pension Plans		Other Postretirement Benefits
(Millions of dollars)	2014	2013	2014	2013
Change in benefit obligation:
Beginning obligation	$2,076	$2,308	$243	$267
Service cost	71	84	3	6
Interest cost	93	87	9	10
Plan amendments	(1)	(23)	(37)	—
Benefits paid	(142)	(153)	(24)	(28)
Actuarial loss (gain)	318	(217)	—	(21)
Settlements	(7)	(13)	—	—
Other, includes translation	(42)	5	6	8

Benefit obligation at September 30	$2,366	$2,076	$201	$243

Change in fair value of plan assets:
Beginning fair value	$1,785	$1,573	$—	$—
Actual return on plan assets	119	200	—	—
Employer contribution	104	174	—	—
Benefits paid	(142)	(153)	—	—
Settlements	(7)	(13)	—	—
Other, includes translation	(29)	3	—	—

Plan assets at September 30	$1,829	$1,785	$—	$—

Funded Status at September 30:
Unfunded benefit obligation	$(537)	$(292)	$(201)	$(243)

Amounts recognized in the Consolidated Balance Sheets at September 30:
Other	$3	$12	$—	$—
Salaries, wages and related items	(8)	(6)	(16)	(18)
Long-term Employee Benefit Obligations	(531)	(299)	(184)	(225)

Net amount recognized	$(537)	$(292)	$(201)	$(243)

Amounts recognized in Accumulated other comprehensive (loss) income before income taxes at September 30:
Net transition asset	$—	$—	$—	$—
Prior service credit	119	133	42	9
Net actuarial loss	(1,030)	(774)	(44)	(46)

Net amount recognized	$(911)	$(641)	$(2)	$(37)

Foreign pension plan assets at fair value included in the preceding table were $574 million and $549 million at September 30, 2014 and 2013, respectively. The foreign pension plan projected benefit obligations were $765 million and $658 million at September 30, 2014 and 2013, respectively.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Pension plans with accumulated benefit obligations in excess of plan assets and plans with projected benefit obligations in excess of plan assets consist of the following at September 30:

	Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets		Projected Benefit Obligation Exceeds the Fair Value of Plan Assets
(Millions of dollars)	2014	2013	2014	2013
Projected benefit obligation	$2,267	$1,551	$2,324	$1,855
Accumulated benefit obligation	$2,186	$1,525
Fair value of plan assets	$1,738	$1,285	$1,784	$1,551

The estimated net actuarial loss and prior service credit for pension benefits that will be amortized from Accumulated other comprehensive (loss) income into net pension costs over the next fiscal year are expected to be $(68) million and $16 million, respectively. The estimated net actuarial loss and prior service credit for other postretirement benefits that will be amortized from Accumulated other comprehensive (loss) income into net other postretirement costs over the next fiscal year are expected to be $(3) million and $5 million, respectively.

The weighted average assumptions used in determining pension plan information were as follows:

	2014		2013		2012
Net Cost
Discount rate:
U.S. plans(A)	4.95%		3.90%		4.90	%(B)
Foreign plans	3.87		3.94		5.26
Expected return on plan assets:
U.S. plans	7.75		7.75		7.75
Foreign plans	5.68		5.68		6.06
Rate of compensation increase:
U.S. plans(A)	4.25		4.25		4.25
Foreign plans	2.46		3.28		3.61
Benefit Obligation
Discount rate:
U.S. plans	4.15	(C)	4.95	(C)	3.90	(A)
Foreign plans	3.14		3.87		3.94
Rate of compensation increase:
U.S. plans(A)	4.25		4.25		4.25
Foreign plans	2.49		2.46		3.28

(A)	Also used to determine other postretirement and postemployment benefit plan information.

(B)	On November 30, 2011, the Company remeasured its U.S. defined benefit pension plan based upon a 5.10% discount rate compared to the discount rate of 4.90% used on September 30, 2011. All other U.S. plans remained at 4.90%.

(C)	The discount rates used to determine other postretirement and postemployment benefit plan information in fiscal year 2014 were 3.85% and 3.75%, respectively. The discount rates used in fiscal year 2013 were 4.40% and 4.00%, respectively.

At September 30, 2014 the assumed healthcare trend rates were 7.0%, gradually decreasing to an ultimate rate of 5.0% beginning in 2024. At September 30, 2013 the assumed healthcare trend rates were 7.2% pre and post age 65, gradually decreasing to an ultimate rate of 5.0% beginning in 2024. A one percentage point increase

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

in assumed healthcare cost trend rates in each year would not materially impact the accumulated postretirement benefit obligation as of September 30, 2014 or the aggregate of the service cost and interest cost components of 2014 annual expense. Similarly, a one percentage point decrease in the assumed healthcare cost trend rates in each year would not materially impact the accumulated postretirement benefit obligation as of September 30, 2014 or the aggregate of the 2014 service cost and interest cost.

Expected Rate of Return on Plan Assets

The expected rate of return on plan assets is based upon expectations of long-term average rates of return to be achieved by the underlying investment portfolios. In establishing this assumption, the Company considers many factors, including historical assumptions compared with actual results; benchmark data; expected returns on various plan asset classes, as well as current and expected asset allocations.

Expected Funding

The Company’s funding policy for its defined benefit pension plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that may be appropriate considering the funded status of the plans, tax consequences, the cash flow generated by the Company and other factors. While the Company does not anticipate any significant required contributions to its pension plans in 2015, the Company made a discretionary contribution of $40 million to its U.S. pension plan in October 2014.

Expected benefit payments are as follows:

(Millions of dollars)	Pension Plans	Other Postretirement Benefits
2015	$154	$16
2016	153	16
2017	157	16
2018	158	16
2019	172	16
2020-2024	843	71

As previously discussed, the Company replaced its Company-sponsored healthcare coverage program for post-65 retirees with a health reimbursement plan on April 1, 2014. As such, the Company no longer receives subsidies under the Medicare Prescription Drug Improvement and Modernization Act of 2003.

Investments

The Company’s primary objective is to achieve returns sufficient to meet future benefit obligations. It seeks to generate above market returns by investing in more volatile asset classes such as equities while at the same time controlling risk through diversification in non-correlated asset classes and through allocations to more stable asset classes like fixed income.

U.S. Plans

The Company’s U.S. pension plans comprise 69% of total benefit plan investments, based on September 30, 2014 market values and have a target asset mix of 35% fixed income, 34% diversifying investments and 31% equities. This mix was established based on an analysis of projected benefit payments and estimates of long-term returns, volatilities and correlations for various asset classes. The asset allocations to diversifying investments include high-yield bonds, hedge funds, real estate, infrastructure, commodities, leveraged loans and emerging markets bonds.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

The actual portfolio investment mix may, from time to time, deviate from the established target mix due to various factors such as normal market fluctuations, the reliance on estimates in connection with the determination of allocations and normal portfolio activity such as additions and withdrawals. Rebalancing of the asset portfolio on a quarterly basis is required to address any allocations that deviate from the established target allocations in excess of defined allowable ranges. The target allocations are subject to periodic review, including a review of the asset portfolio’s performance, by the named fiduciary of the plans. Any tactical deviations from the established asset mix require the approval of the named fiduciary.

The U.S. plans may enter into both exchange traded and non-exchange traded derivative transactions in order to manage interest rate exposure, volatility, term structure of interest rates, and sector and currency exposures within the fixed income portfolios. The Company has established minimum credit quality standards for counterparties in such transactions.

The following table provides the fair value measurements of U.S. plan assets, as well as the measurement techniques and inputs utilized to measure fair value of these assets, at September 30, 2014 and 2013. The categorization of fund investments is based upon the categorization of these funds’ underlying assets.

(Millions of dollars)	Total U.S. Plan Asset Balances at September 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed Income:
Mortgage and asset-backed securities	$150	$—	$150	$—
Corporate bonds	213	105	108	—
Government and agency-U.S.	153	124	29	—
Government and agency-Foreign	126	74	51	—
Equity securities	393	56	337	—
Cash and cash equivalents	26	26	—	—
Other	193	96	93	4

Fair value of plan assets	$1,255	$483	$768	$4

(Millions of dollars)	Total U.S. Plan Asset Balances at September 30, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed Income:
Mortgage and asset-backed securities	$174	$—	$174	$—
Corporate bonds	217	102	115	—
Government and agency-U.S.	142	97	46	—
Government and agency-Foreign	122	74	49	—
Equity securities	384	62	322	—
Cash and cash equivalents	3	3	—	—
Other	193	97	84	12

Fair value of plan assets	$1,235	$435	$788	$12

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Fixed Income Securities

U.S. pension plan assets categorized above as fixed income securities include fund investments comprised of mortgage-backed, corporate, government and agency and asset-backed instruments. Mortgage-backed securities consist of residential mortgage pass-through certificates. Investments in corporate bonds are diversified across industry and sector and consist of investment-grade, as well as high-yield debt instruments. U.S. government investments consist of obligations of the U.S. Treasury, other U.S. government agencies, state governments and local municipalities. Assets categorized as foreign government and agency debt securities included investments in developed and emerging markets.

The values of fixed income investments classified within Level 1 are based on the closing price reported on the major market on which the investments are traded. A portion of the fixed income instruments classified within Level 2 are valued based upon estimated prices from independent vendors’ pricing models and these prices are derived from market observable sources including: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and other market-related data. Values of other instruments classified within Level 2 are based on the corroborated net asset value provided by the fund administrator, which is based on the value of the underlying assets owned by the fund, less its liabilities and then divided by the number of fund units outstanding.

Equity Securities

U.S. pension plan assets categorized as equity securities consist of fund investments in publicly-traded U.S. and non-U.S. equity securities. In order to achieve appropriate diversification, these portfolios are invested across market sectors, investment styles, capitalization weights and geographic regions. The values of equity securities classified within Level 1 are based on the closing price reported on the major market on which the investments are traded. The values of equity security investments classified within Level 2 are based on the corroborated net asset value provided by the fund administrator.

Cash and Cash Equivalents

A portion of the U.S. plans’ assets consists of investments in cash and cash equivalents, primarily to accommodate liquidity requirements relating to trade settlement and benefit payment activity, and the values of these assets are based upon quoted market prices.

Other Securities

Other U.S. pension plan assets include fund investments comprised of underlying assets of real estate, infrastructure, commodities and hedge funds. The values of such instruments classified within Level 1 are based on the closing price reported on the major market on which the investments are traded. Investments classified within Level 2 are valued based on the net asset value provided by the fund administrator when such net asset value represents the price at which the pension plan assets could be redeemed at period end. Investments classified within Level 3 are valued based on the net asset value provided by the fund administrator when the pension plan assets could not be redeemed at period end (for example, if the assets are subject to a lock-up period).

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

The following table summarizes the changes, for the years ended September 30, 2014 and 2013, in the fair value of U.S. pension assets measured using Level 3 inputs:

(Millions of dollars)	Other (Hedge Funds)
Balance at September 30, 2012	$—
Actual return on plan assets:
Relating to assets held at September 30, 2012	—
Purchases, sales and settlements, net	12
Transfers (out) in from other categories	—
Exchange rate changes	—

Balance at September 30, 2013	$12
Actual return on plan assets:
Relating to assets held at September 30, 2013	1
Purchases, sales and settlements, net	4
Transfers (out) in from other categories	(13)
Exchange rate changes	—

Balance at September 30, 2014	$4

Foreign Plans

Foreign plan assets comprise 31% of the Company’s total benefit plan assets, based on market value at September 30, 2014. Such plans have local independent fiduciary committees, with responsibility for development and oversight of investment policy, including asset allocation decisions. In making such decisions, consideration is given to local regulations, investment practices and funding rules.

The following table provides the fair value measurements of foreign plan assets, as well as the measurement techniques and inputs utilized to measure fair value of these assets, at September 30, 2014 and 2013.

(Millions of dollars)	Total Foreign Plan Asset Balances at September 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed Income:
Corporate bonds	$35	$—	$35	$—
Government and agency-U.S.	3	3	—	—
Government and agency-Foreign	100	59	41	—
Other fixed income	47	46	1	—
Equity securities	237	221	17	—
Cash and cash equivalents	15	15	—	—
Real estate	10	—	10	—
Insurance contracts	78	—	—	78
Other	47	12	35	—

Fair value of plan assets	$574	$357	$138	$78

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

(Millions of dollars)	Total Foreign Plan Asset Balances at September 30, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed Income:
Corporate bonds	$46	$—	$46	$—
Government and agency-U.S.	3	3	—	—
Government and agency-Foreign	82	47	36	—
Equity securities	309	294	14	—
Cash and cash equivalents	17	17	—	—
Real estate	11	—	9	1
Insurance contracts	81	—	—	81

Fair value of plan assets	$549	$361	$105	$83

Fixed Income Securities

Fixed income investments held by foreign pension plans include corporate, U.S. government and non-U.S. government securities. The values of fixed income securities classified within Level 1 are based on the closing price reported on the major market on which the investments are traded. Values of investments classified within Level 2 are based upon estimated prices from independent vendors’ pricing models and these prices are derived from market observable sources.

Equity Securities

Equity securities included in the foreign plan assets consist of publicly-traded U.S. and non-U.S. equity securities. The values of equity securities classified within Level 1 are based on the closing price reported on the major market on which the investments are traded. The values of equity security investments classified within Level 2 are based on the corroborated net asset value provided by the fund administrator.

Other Securities

The foreign plans hold a portion of assets in cash and cash equivalents, in order to accommodate liquidity requirements and the values are based upon quoted market prices. Real estate investments consist of investments in funds holding an interest in real properties and the corresponding values represent the estimated fair value based on the fair value of the underlying investment value or cost, adjusted for any accumulated earnings or losses. The values of insurance contracts approximately represent cash surrender value. Other investments include fund investments for which values are based upon either quoted market prices or market observable sources.

The following table summarizes the changes, for the years ended September 30, 2014 and 2013, in the fair value of foreign pension assets measured using Level 3 inputs:

(Millions of dollars)	Real Estate	Insurance Contracts	Total Assets
Balance at September 30, 2012	$3	$80	$83
Actual return on plan assets:
Relating to assets held at September 30, 2012	—	(1)	(1)
Purchases, sales and settlements, net	(2)	6	4
Transfers (out) in from other categories	—	(5)	(5)
Exchange rate changes	—	1	1

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

(Millions of dollars)	Real Estate	Insurance Contracts	Total Assets
Balance at September 30, 2013	$1	$81	$83
Actual return on plan assets:
Relating to assets held at September 30, 2013	—	1	1
Purchases, sales and settlements, net	—	3	3
Transfers (out) in from other categories	(1)	(2)	(3)
Exchange rate changes	—	(6)	(6)

Balance at September 30, 2014	$—	$78	$78

Postemployment Benefits

The Company utilizes a service-based approach in accounting for most of its postemployment benefits. Under this approach, the costs of benefits are recognized over the eligible employees’ service period. The Company has elected to delay recognition of actuarial gains and losses that result from changes in assumptions.

Postemployment benefit costs for the years ended September 30 included the following components:

(Millions of dollars)	2014	2013	2012
Service cost	$20	$22	$16
Interest cost	7	6	6
Amortization of prior service credit	(2)	(2)	(2)
Amortization of loss	21	21	16

Net postemployment benefit cost	$47	$47	$36

The changes in benefit obligation for these postemployment benefits were as follows:

	Postemployment benefits
(Millions of dollars)	2014	2013
Change in benefit obligation:
Beginning obligation	$186	$163
Service cost	20	22
Interest cost	7	6
Benefits paid	(30)	(29)
Actuarial loss	1	25

Benefit obligation at September 30	$184	$186

The postemployment benefit plan obligations as of September 30, 2014 and 2013 were unfunded. The amounts recognized in Accumulated other comprehensive (loss) income before income taxes for the net actuarial loss were $145 million and $163 million at September 30, 2014 and 2013, respectively. The estimated net actuarial loss that will be amortized from the Accumulated other comprehensive (loss) income into postemployment benefit cost over the next fiscal year is $(17) million.

During the fourth quarter of fiscal year 2014, the Company initiated workforce reduction actions that affected a significant number of employees. Because such unusually broad and significant actions were not contemplated when the postemployment benefit plan obligation was measured on September 30, 2013, a $36 million charge associated with these actions was immediately recognized when the cost of the actions was determined probable and reasonably estimable in the fourth quarter of fiscal year 2014. All costs associated with these actions are expected be incurred by the end of the second quarter of fiscal year 2015.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Savings Incentive Plan

The Company has a voluntary defined contribution plan (“Savings Incentive Plan”) covering eligible employees in the United States. The Company matches contributions for eligible employees to 75% of employees’ contributions, up to a maximum of 4.5% of each employee’s eligible compensation. The cost of the Savings Incentive Plan was $39 million in 2014, $36 million in 2013 and $36 million in 2012. The Company guarantees employees’ contributions to the fixed income fund of the Savings Incentive Plan, which typically consists of high quality bonds, including U.S. government securities, corporate bonds, mortgage-backed and asset-backed securities and cash equivalents. The amount guaranteed was $236 million at September 30, 2014.

Note 9 – Acquisitions

Cato

On March 11, 2013, the Company acquired a 100% interest in Cato Software Solutions (“Cato”), a privately held Austria-based manufacturer of cato® and chemocato® software, a suite of comprehensive medication safety solutions for pharmacy intravenous medication preparation, physician therapy planning and nurse bedside documentation. This acquisition is an important element of the Company’s strategy to help customers eliminate medication errors and streamline workflows, and it expands the Company’s presence in the hospital pharmacy space.

The fair value of consideration transferred was $23 million, which included $14 million in cash, net of cash acquired, as well as $9 million in contingent consideration to be paid based upon the achievement of certain revenue milestones. The fair value of the contingent consideration was estimated using a probability-weighted discounted cash flow model that was based upon the probabilities assigned to the contingent events.

The acquisition was accounted for under the acquisition method of accounting for business combinations, and Cato’s results of operations were included in the Medical segment’s results from the acquisition date. Pro forma information is not provided as the acquisition did not have a material effect on the Company’s consolidated results. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

(Millions of dollars)
Developed technology	$9
Other intangibles	4
Other assets	1

Total identifiable assets acquired	14

Liabilities assumed	(2)

Net identifiable assets acquired	12
Goodwill	11

Net assets acquired	$23

The developed technology asset of $9 million represents Cato’s developed automated data sharing and creation system that is used in medication preparation and delivery. The technology’s fair value was determined based on the present value of projected cash flows utilizing an income approach which reflected a risk-adjusted discount rate of 14.5%. The technology will be amortized over an expected useful life of 15 years, the period over which the technology is expected to generate substantial cash flows.

The $11 million of goodwill was allocated to the Medical segment. Goodwill typically results through expected synergies from combining operations of an acquiree and an acquirer, as well as from intangible assets that do not qualify for separate recognition. The goodwill recognized as a result of this acquisition included, among other things, the Company’s ability to accelerate growth of the early-stage market for comprehensive

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

pharmacy workflow solutions. Also, synergies are expected from complementing the Company’s existing safety-engineered products with Cato’s medication safety solution. No portion of this goodwill will be deductible for tax purposes. The Company recognized $1 million of acquisition-related costs that were expensed in fiscal year 2013 and reported in the Consolidated Statements of Income as Selling and administrative expense.

Safety Syringes

On December 24, 2012, the Company acquired a 100% interest in Safety Syringes, Inc. (“Safety Syringes”), a privately held California-based company that specializes in the development of anti-needlestick devices for prefilled syringes. The intent of this acquisition was to broaden the Company’s existing healthcare worker safety offerings to include passive safety technologies.

The fair value of consideration transferred was $124 million, which included $124 million in cash, net of $1 million in cash acquired. The fair value of consideration transferred also included $0.4 million for the effective settlement of an intangible asset associated with a preexisting licensing arrangement the Company entered into with Safety Syringes in fiscal year 2005. The terms of the licensing arrangement were determined to represent fair value at the acquisition date, and as such, the Company did not record any gain or loss separately from the acquisition.

The acquisition was accounted for under the acquisition method of accounting for business combinations, and Safety Syringes’ results of operations were included in the Medical segment’s results from the acquisition date. Pro forma information is not provided as the acquisition did not have a material effect on the Company’s consolidated results. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

(Millions of dollars)
Developed technology	$69
Other intangibles	5
Property, plant and equipment, net	7
Trade receivables, net	7
Other	7

Total identifiable assets acquired	93

Liabilities assumed	(4)

Net identifiable assets acquired	90
Goodwill	34

Net assets acquired	$124

The developed technology asset of $69 million represents Safety Syringes’ developed anti-needlestick technology. The technology’s fair value was determined based on the present value of projected cash flows utilizing an income approach which reflected a risk-adjusted discount rate of 16%. The technology will be amortized over an expected useful life of 15 years, the period over which the technology is expected to generate substantial cash flows.

The $34 million of goodwill was allocated to the Medical segment. The goodwill recognized as a result of this acquisition included, among other things, the synergies expected from complementing the Company’s existing healthcare safety offerings with passive anti-needlestick technologies. Additionally, synergies are expected to result from expanding the market for the passive anti-needlestick offerings through the Company’s broader global sales organization and customer relationships. This goodwill was deductible for tax purposes. The Company recognized $2 million of acquisition-related costs that were expensed in fiscal year 2013 and reported in the Consolidated Statements of Income as Selling and administrative expense.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Sirigen

On August 24, 2012, the Company acquired a 100% interest in Sirigen Group Limited (“Sirigen”), a developer of unique polymer dyes that are used in flow cytometry. The fair value of consideration transferred was $64 million which consisted of $53 million in cash, net of $1 million in cash acquired, as well as $12 million in contingent consideration to be paid based upon the achievement of certain development milestones. The fair value of the contingent consideration was estimated using a probability-weighted discounted cash flow model that was based upon the probabilities assigned to the contingent events. The intent of this acquisition was to complement the Company’s existing instrument platforms and reagent portfolio and allow the Company to differentiate its life science research reagent portfolio and add value for customers.

The acquisition was accounted for under the acquisition method of accounting for business combinations and Sirigen’s results of operations were included in the Life Sciences segment’s results from the acquisition date. Pro forma information is not provided as the acquisition did not have a material effect on the Company’s consolidated results. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

(Millions of dollars)
Patent	$11
Developed technology	19
Acquired in-process research and development	12
Deferred tax assets	3
Other	1

Total identifiable assets acquired	45

Deferred tax liabilities	(14)
Other	(1)

Total liabilities assumed	(15)

Net identifiable assets acquired	30
Goodwill	34

Net assets acquired	$64

The patent asset of $11 million represented Sirigen’s enabling technology that underlies both developed technology and in-process research and development projects. The patent’s fair value was determined based on the present value of projected cash flows utilizing an income approach which reflected a risk-adjusted discount rate of 20%. The patent will be amortized over an expected useful life of 14 years. The developed technology asset of $19 million represented Sirigen’s developed polymer technology. The developed technology’s fair value was determined based on the present value of projected cash flows utilizing an income approach which reflected a risk-adjusted discount rate of 22%. The developed technology will be amortized over an expected useful life of 16 years, the period over which the developed technology is expected to generate substantial cash flows.

The acquired in-process research and development asset of $12 million represented development projects of additional polymer dyes. The probability of success associated with the projects, based upon the applicable technological and commercial risk, was assumed to be 80% or more, depending upon the project. The projects’ fair value was determined based on the present value of projected cash flows utilizing an income approach and a risk-adjusted discount rate of 24% to 26%, depending upon the project. As of the fourth quarter of fiscal year 2014, these development projects have been completed. Accordingly, the assets associated with these projects were reclassified from Other Intangibles, Net to Core and Developed Technology, Net and are being amortized over the period during which the technology is expected to generate substantial cash flows.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

The $34 million of goodwill was allocated to the Life Sciences segment. The goodwill recognized as a result of this acquisition included, among other things, the synergies expected from complementing the Company’s instrument and reagent portfolio with the capabilities of Sirigen’s advanced polymer technology. Additionally, synergies are expected to result from expanding the market for the polymer technology through the Company’s broader global sales organization and customer relationships. No portion of this goodwill will be deductible for tax purposes. The Company recognized $1 million of acquisition-related costs that were expensed in fiscal year 2012 and reported in the Consolidated Statements of Income as Selling and administrative expense.

KIESTRA

On February 9, 2012, the Company acquired a 100% interest in KIESTRA Lab Automation BV (“KIESTRA”), a Netherlands-based company that manufactures and sells innovative lab automation solutions for the microbiology lab. The fair value of consideration transferred was $58 million which consisted of $49 million in cash, net of $5 million in cash acquired, as well as $9 million in contingent consideration to be paid based upon the achievement of certain development milestones and performance targets. A purchase price adjustment of approximately $2 million was recorded in fiscal year 2013 to reflect the seller’s payment of a post-closing adjustment to net working capital. The fair value of the contingent consideration was estimated using a probability-weighted discounted cash flow model that was based upon the probabilities assigned to the contingent events. The intent of this acquisition was to complement the Company’s existing portfolio of microbiology platforms, reagents and supplies and allow the Company to offer innovative full lab automation solutions to hospitals and laboratories worldwide.

The acquisition was accounted for under the acquisition method of accounting for business combinations and KIESTRA’s results of operations were included in the Life Sciences segment’s results from the acquisition date. Pro forma information is not provided as the acquisition did not have a material effect on the Company’s consolidated results. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

(Millions of dollars)
Developed technology	$13
Acquired in-process research and development	7
Other intangibles	5
Property, plant and equipment	5
Other	10

Total identifiable assets acquired	40

Deferred tax liabilities	(6)
Other	(12)

Total liabilities assumed	(18)

Net identifiable assets acquired	22
Goodwill	35

Net assets acquired	$58

The developed technology asset of $13 million represented KIESTRA’s developed lab automation solutions. The technology’s fair value was determined based on the present value of projected cash flows utilizing an income approach which reflected a risk-adjusted discount rate of 14.5%. The technology will be amortized over an expected useful life of 10 years, the period over which the technology is expected to generate substantial cash flows.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

The acquired in-process research and development asset of $7 million represented development projects of the existing lab automation technology for use in diagnostic applications. The probability of success associated with the projects, based upon the applicable technological and commercial risk, was assumed to be 100%. The projects’ fair value was determined based on the present value of projected cash flows utilizing an income approach and a risk-adjusted discount rate of 15.5%. These projects were substantially completed in the third quarter of fiscal year 2014. Accordingly, the related assets were reclassified to Core and Developed Technology, Net and will be amortized over a useful life of 10 years, the period over which the technology is expected to generate substantial cash flows.

The $35 million of goodwill was allocated to the Life Sciences segment. The goodwill recognized as a result of this acquisition included, among other things, the value of integrating the Company’s broad clinical microbiology portfolio through automation for maximum workflow efficiency. Synergies are expected to result from the alignment of KIESTRA’s automated instrumentation technologies with the Company’s existing portfolio of microbiology platforms, reagents and supplies. Additionally, synergies are expected to result from expanding the market for full lab automation solutions into new geographic regions through the Company’s broader global sales organization and customer relationships. No portion of this goodwill will be deductible for tax purposes. The Company recognized $2 million of acquisition-related costs that were expensed in fiscal year 2012 and reported in the Consolidated Statements of Income as Selling and administrative expense.

Note 10 — Divestiture

On October 31, 2012, the Company completed the sale of its Life Sciences—Discovery Labware unit, excluding its Advanced Bioprocessing platform. Gross cash proceeds from the sale were approximately $740 million, subject to post-closing adjustments. Total gross proceeds included a payment of approximately $16 million received in the third quarter of fiscal year 2013 as reimbursement of additional tax costs incurred by the Company as a result of the buyer’s treatment of the acquisition as an asset purchase for federal tax purposes. The Company recognized a pre-tax gain on sale from this divestiture of $577 million. The after-tax gain recognized from this divestiture was $355 million. As a result of this divestiture, the Company derecognized $17 million of goodwill, allocated based upon the relative fair values of the disposed assets.

The Company agreed to perform some contract manufacturing and other transition services for a defined period after the sale; however, the Company did not have the ability to exert significant influence over the Discovery Labware disposal group after the sale, and cash flows associated with these activities have not been material. The net cash flows from these activities are reported in the Consolidated Statements of Income as Other income (expense), net.

The results of operations associated with the Discovery Labware disposal group are reported as discontinued operations for all periods presented in the accompanying Consolidated Statements of Income and Cash Flows and related disclosures.

Results of discontinued operations were as follows:

(Millions of dollars)	2014	2013	2012
Revenues	$—	$20	$238

Income from discontinued operations before income taxes	—	586	92
Less income tax provision	—	222	31

Income from discontinued operations, net	$—	$364	$60

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Note 11 — Intangible Assets

Intangible assets at September 30 consisted of:

	2014		2013
(Millions of dollars)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Core and developed technology	$893	$379	$942	$401
Product rights	148	31	167	24
Patents, trademarks, and other	268	184	349	254

Amortized intangible assets	$1,308	$594	$1,457	$679

Unamortized intangible assets
Acquired in-process research and development	$44		$54
Trademarks	2		2

Unamortized intangible assets	$46		$56

The decrease in acquired in-process research and development projects largely represents the completion of projects relating to the KIESTRA and Sirigen acquisitions. Additional details regarding these acquisitions and project completions are provided in Note 9. Intangible amortization expense was $84 million, $83 million and $71 million in 2014, 2013 and 2012, respectively. The estimated aggregate amortization expense for the fiscal years ending September 30, 2015 to 2019 are as follows: 2015 — $83 million; 2016 — $82 million; 2017 — $81 million; 2018 — $74 million; 2019 — $69 million.

The following is a reconciliation of goodwill by business segment:

(Millions of dollars)	Medical	Life Sciences	Total
Goodwill as of September 30, 2013	$511	$598	$1,109
Acquisitions (A)	—	13	13
Currency translation/other (B)	(29)	(3)	(32)

Goodwill as of September 30, 2014	$482	$608	$1,090

(A)	Represents goodwill recognized upon the Company’s acquisition of Alverix, Inc. in the second quarter of fiscal year 2014.

(B)	Includes amounts resulting from foreign currency translation as well as acquisition accounting adjustments.

Note 12 — Derivative Instruments and Hedging Activities

The Company uses derivative instruments to mitigate certain exposures. The effects these derivative instruments and hedged items have on financial position, financial performance, and cash flows are provided below.

Foreign Currency Risks and Related Strategies

The Company has foreign currency exposures throughout Europe, Asia Pacific, Canada, Japan and Latin America. Transactional currency exposures that arise from entering into transactions, generally on an intercompany basis, in non-hyperinflationary countries that are denominated in currencies other than the functional currency are mitigated primarily through the use of forward contracts and currency options. Hedges of the transactional foreign exchange exposures resulting primarily from intercompany payables and receivables are

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

undesignated hedges. As such, the gains or losses on these instruments are recognized immediately in income. The offset of these gains or losses against the gains and losses on the underlying hedged items, as well as the hedging costs associated with the derivative instruments, is recognized in Other income (expense), net.

The total notional amounts of the Company’s outstanding foreign exchange contracts as of September 30, 2014 and 2013 were $1.8 billion and $2.2 billion, respectively.

Interest Rate Risks and Related Strategies

The Company’s primary interest rate exposure results from changes in U.S. dollar interest rates. The Company’s policy is to manage interest cost using a mix of fixed and variable rate debt. The Company periodically uses interest rate swaps to manage such exposures. Under these interest rate swaps, the Company exchanges, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated as either fair value or cash flow hedges.

For interest rate swaps designated as fair value hedges (i.e., hedges against the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), changes in the fair value of the interest rate swaps offset changes in the fair value of the fixed rate debt due to changes in market interest rates.

Changes in the fair value of the interest rate swaps designated as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk) are offset by amounts recorded in Other comprehensive income (loss). If interest rate derivatives designated as cash flow hedges are terminated, the balance in Accumulated other comprehensive income (loss) attributable to those derivatives is reclassified into earnings over the remaining life of the hedged debt. Losses on interest rate swaps designated as cash flow hedges recognized in the consolidated statements of income for the years ended September 30, 2014, 2013 and 2012 were immaterial. The net realized loss related to terminated interest rate swaps expected to be reclassified and recorded in Interest expense within the next 12 months is $6 million, net of tax. The Company had no outstanding interest rate swaps designated as cash flow hedges as of September 30, 2014 or as of September 30, 2013.

The total notional amount of the Company’s outstanding interest rate swaps designated as fair value hedges was $375 million at September 30, 2014. The outstanding swaps represent fixed-to-floating interest rate swap agreements the Company entered into, in March and September 2014, to convert the interest payments on $375 million of the Company’s 3.125% notes, due November 8, 2021, from the fixed rate to a floating interest rate based on LIBOR. Changes in the fair value of the interest rate swaps offset changes in the fair value of the fixed rate debt. The gain recorded on these fair value hedges and the offsetting loss recorded on the underlying debt instrument was $3 million at September 30, 2014.

Other Risk Exposures

The Company purchases resins, which are oil-based components used in the manufacture of certain products. Significant increases in world oil prices that lead to increases in resin purchase costs could impact future operating results. From time to time, the Company has managed price risks associated with these commodity purchases. The Company had no outstanding commodity derivative contracts designated as cash flow hedges as of September 30, 2014 and 2013.

Effects on Consolidated Balance Sheets

The location and amounts of derivative instrument fair values in the consolidated balance sheet are segregated below between designated, qualifying hedging instruments and ones that are not designated for hedge accounting.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

(Millions of dollars)	September 30, 2014	September 30, 2013
Asset derivatives-designated for hedge accounting
Interest rate swaps	$3	$—

Asset derivatives-undesignated for hedge accounting
Forward exchange contracts	$20	$13

Total asset derivatives(A)	$23	$13

Liability derivatives-undesignated for hedge accounting
Forward exchange contracts	$14	$7

Total liability derivatives(B)	$14	$7

(A)	All asset derivatives are included in Prepaid expenses, deferred taxes and other.

(B)	All liability derivatives are included in Accrued expenses.

Effects on Consolidated Statements of Income

Cash flow hedges

The Company’s designated derivative instruments are highly effective. As such, there were no gains or losses, related to hedge ineffectiveness or amounts excluded from hedge effectiveness testing, recognized immediately in income relative to derivative contracts outstanding in the periods presented.

Undesignated hedges

The location and amount of gains and losses recognized in income on derivatives not designated for hedge accounting for the years ended September 30 were as follows:

Derivatives Not Designated as For Hedge Accounting	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income on Derivative (Millions of dollars)
		2014	2013	2012
Forward exchange contracts(A)	Other income (expense), net	$(3)	$(1)	$(7)

(A)	The gains and losses on forward contracts and currency options utilized to hedge the intercompany transactional foreign exchange exposures are largely offset by gains and losses on the underlying hedged items in Other income (expense), net.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Note 13 — Financial Instruments and Fair Value Measurements

Recurring Fair Value Measurements

The fair values of financial instruments, including those not recognized on the statement of financial position at fair value, carried at September 30, 2014 and 2013 are classified in accordance with the fair value hierarchy in the following tables:

		Basis of Fair Value Measurement
(Millions of dollars)	September 30, 2014 Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Institutional money market investments	$1,040	$1,040	$—	$—
Interest rate swaps	3	—	3	—
Forward exchange contracts	20	—	20	—

Total Assets	$1,063	$1,040	$23	$—

Liabilities
Forward exchange contracts	$14	$—	$14	$—
Contingent consideration liabilities	14	—	—	14

Total Liabilities	$29	$—	$14	$14

		Basis of Fair Value Measurement
(Millions of dollars)	September 30, 2013 Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Institutional money market investments	$881	$881	$—	$—
Forward exchange contracts	13	—	13	—

Total Assets	$895	$881	$13	$—

Liabilities
Forward exchange contracts	$7	$—	$7	$—
Contingent consideration liabilities	23	—	—	23

Total Liabilities	$30	$—	$7	$23

The Company’s institutional money market accounts permit daily redemption and the fair values of these investments are based upon the quoted prices in active markets provided by the holding financial institutions. The Company’s remaining cash equivalents were $821 million and $1.009 billion at September 30, 2014 and 2013, respectively. Short-term investments are held to their maturities and are carried at cost, which approximates fair value. The cash equivalents consist of liquid investments with a maturity of three months or less and the short-term investments consist of instruments with maturities greater than three months and less than one year.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

The Company measures the fair value of forward exchange contracts and interest rate swaps based upon the present value of expected future cash flows using market-based observable inputs including credit risk, interest rate yield curves, foreign currency spot prices and forward prices.

Long-term debt is recorded at amortized cost. The fair value of long-term debt is measured based upon quoted prices in active markets for similar instruments, which are considered Level 2 inputs in the fair value hierarchy. The fair value of long-term debt was $4.1 billion and $4.0 billion at September 30, 2014 and 2013, respectively.

The contingent consideration liabilities were recognized as part of the consideration transferred by the Company for certain acquisitions. Additional disclosures regarding these acquisitions and the resulting contingent consideration liabilities are included in Note 9. The fair values of the contingent consideration liabilities were estimated using probability-weighted discounted cash flow models that were based upon the probabilities assigned to the contingent events. The estimated fair values of the contingent consideration liabilities are remeasured at each reporting period based upon increases or decreases in the probability of the contingent payments. The decrease to the total contingent consideration liability in fiscal year 2014 represented payments relating to the KIESTRA and Sirigen acquisitions.

The Company’s policy is to recognize any transfers into fair value measurement hierarchy levels and transfers out of levels at the beginning of each reporting period. There were no transfers in and out of Level 1, Level 2 or Level 3 measurements for the years ending September 30, 2014 and 2013.

Concentration of Credit Risk

The Company maintains cash deposits in excess of government-provided insurance limits. Such cash deposits are exposed to loss in the event of nonperformance by financial institutions. Substantially all of the Company’s trade receivables are due from public and private entities involved in the healthcare industry. Due to the large size and diversity of the Company’s customer base, concentrations of credit risk with respect to trade receivables are limited. The Company does not normally require collateral. The Company is exposed to credit loss in the event of nonperformance by financial institutions with which it conducts business. However, this loss is limited to the amounts, if any, by which the obligations of the counterparty to the financial instrument contract exceed the obligations of the Company. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

Accounts receivable balances include sales to government-owned or government-supported healthcare facilities in several countries, which are subject to payment delays. Payment may be dependent upon the financial stability and creditworthiness of those countries’ national economies. In recent years, due to economic conditions in parts of Western Europe, particularly in Italy and Spain, the average length of time it took the Company to collect its accounts receivable in certain regions within these countries had increased. Outstanding governmental receivable balances, net of reserves, in Italy at September 30, 2014 and 2013 were $51 million and $73 million, respectively. Outstanding governmental receivable balances, net of reserves, in Spain were $38 million and $61 million at September 30, 2014 and 2013, respectively. During the second quarter of fiscal year 2014, the Company received a $36 million payment from the Spanish government, and as a result, the Company reversed $6 million of bad debt expense that was previously recorded to reserve for uncollected outstanding government receivable balances in Spain.

The Company continually evaluates all governmental receivables for potential collection risks associated with the availability of government funding and reimbursement practices. The Company believes the current reserves related to all governmental receivables are adequate and that this concentration of credit risk will not have a material adverse impact on its financial position or liquidity.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Note 14 — Debt

Short-term debt at September 30 consisted of:

(Millions of dollars)	2014	2013
Loans Payable
Domestic	$200	$200
Foreign	3	7

	$203	$207

Domestic loans payable consist of commercial paper. Foreign loans payable consist of short-term borrowings from financial institutions. The weighted average interest rates for short-term debt were 0.40% and 0.51% at September 30, 2014 and 2013, respectively. The Company has available a $1 billion syndicated credit facility. This credit facility, under which there were no borrowings outstanding at September 30, 2014, provides backup support for its commercial paper program and can also be used for other general corporate purposes. It includes a provision that enables the Company, subject to additional commitments made by the lenders, to access up to an additional $500 million in financing through the facility, for a maximum aggregate commitment of $1.5 billion. During the third quarter of fiscal year 2014, the Company extended the expiration date of this credit facility to May 2018 from the original expiration date of May 2017. The credit facility includes a single financial covenant that requires the Company to maintain an interest expense coverage ratio (ratio of earnings before income taxes, depreciation and amortization to interest expense) of not less than 5-to-1 for the most recent four consecutive fiscal quarters. The Company was in compliance with this covenant as of September 30, 2014. In addition, the Company has informal lines of credit outside of the United States.

Long-Term Debt at September 30 consisted of:

(Millions of dollars)	2014	2013
1.75% Notes due November 8, 2016	$499	$498
4.90% Notes due April 15, 2018	202	203
5.00% Notes due May 15, 2019	497	496
3.25% Notes due November 12, 2020	697	696
3.125% Notes due November 8, 2021	997	993
7.00% Debentures due August 1, 2027	168	168
6.70% Debentures due August 1, 2028	167	167
6.00% Notes due May 15, 2039	246	246
5.00% Notes due November 12, 2040	296	296

	$3,768	$3,763

The aggregate annual maturities of long-term debt during the fiscal years ending September 30, 2015 to 2019 are as follows: 2015 — $0; 2016 — $0; 2017 — $500 million; 2018 — $200 million; 2019 — $500 million.

The Company capitalizes interest costs as a component of the cost of construction in progress. A summary of interest costs and payments for the years ended September 30 is as follows:

(Millions of dollars)	2014	2013	2012
Charged to operations	$135	$138	$135
Capitalized	32	33	34

Total interest costs	$167	$171	$169

Interest paid, net of amounts capitalized	$135	$143	$119

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Note 15 — Income Taxes

The provision for income taxes from continuing operations for the years ended September 30 consisted of:

(Millions of dollars)	2014	2013	2012
Current:
Federal	$225	$177	$164
State and local, including Puerto Rico	(11)	(4)	10
Foreign	217	179	241

	$431	$352	$415

Deferred:
Domestic	$(59)	$(119)	$(29)
Foreign	(35)	3	(23)

	(94)	(116)	(52)

	$337	$236	$363

The components of Income From Continuing Operations Before Income Taxes for the years ended September 30 consisted of:

(Millions of dollars)	2014	2013	2012
Domestic, including Puerto Rico	$532	$288	$605
Foreign	990	877	868

	$1,522	$1,165	$1,472

Deferred tax assets and liabilities are netted on the balance sheet by separate tax jurisdictions. At September 30, 2014 and 2013, net current deferred tax assets of $355 million and $343 million, respectively, were included in Prepaid expenses, deferred taxes and other. Net non-current deferred tax assets of $100 million and $73 million, respectively, were included in Other Assets. Net current deferred tax liabilities of $10 million and $8 million, respectively, were included in Current Liabilities — Income taxes. Net non-current deferred tax liabilities of $130 million and $203 million, respectively, were included in Deferred Income Taxes and Other. Deferred taxes are not provided on undistributed earnings of foreign subsidiaries that are indefinitely reinvested. At September 30, 2014, the cumulative amount of such undistributed earnings indefinitely reinvested outside the United States was $4.9 billion. Determining the tax liability that would arise if these earnings were remitted is not practicable. Deferred taxes are provided for earnings outside the United States when those earnings are not considered indefinitely reinvested.

The table below summarizes the gross amounts of unrecognized tax benefits without regard to reduction in tax liabilities or additions to deferred tax assets and liabilities if such unrecognized tax benefits were settled. The Company expects no significant increases or decreases in the amount of the unrecognized tax benefits to occur within the next twelve months.

(Millions of dollars)	2014	2013	2012
Balance at October 1	$146	$134	$117
Increase due to current year tax positions	51	80	37
Increase due to prior year tax positions	9	25	2
Decreases due to prior year tax positions	—	—	(3)
Decrease due to settlements and lapse of statute of limitations	(9)	(93)	(19)

Balance at September 30	$197	$146	$134

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

The total amount of unrecognized tax benefits, if recognized, would favorably impact the effective tax rate. Accrued interest and penalties of $10 million, $8 million and $10 million at September 30, 2014, 2013 and 2012, respectively, are not included in the table above. During the fiscal years ended September 30, 2014, 2013 and 2012, the Company reported interest and penalties associated with unrecognized tax benefits of $2 million, $2 million and $1 million on the Consolidated Statements of Income as a component of Income tax provision.

The Company conducts business and files tax returns in numerous countries and currently has tax audits in progress in a number of tax jurisdictions. The IRS has completed its audit for the tax years through 2011. For the Company’s other major tax jurisdictions where it conducts business, the Company’s tax years are generally open after 2008.

Deferred income taxes at September 30 consisted of:

	2014		2013
(Millions of dollars)	Assets	Liabilities	Assets	Liabilities
Compensation and benefits	$542	—	$478	$—
Property and equipment	—	432	—	468
Loss and credit carryforwards	274	—	278	—
Other	399	222	399	229

	1,216	654	1,155	697
Valuation allowance	(247)	—	(254)	—

	$969	654	$901	$697

Generally, deferred tax assets have been established as a result of net operating losses and credit carryforwards with expiration dates from 2015 to an unlimited expiration date. Valuation allowances have been established as a result of an evaluation of the uncertainty associated with the realization of certain deferred tax assets on these losses and credit carryforwards. The valuation allowance for 2014 is primarily the result of foreign losses due to the Company’s global re-organization of its foreign entities and these generally have no expiration date. Valuation allowances are also maintained with respect to deferred tax assets for certain federal and state carryforwards that may not be realized and that principally expire between 2015 and 2019.

A reconciliation of the federal statutory tax rate to the Company’s effective tax rate was as follows:

	2014	2013	2012
Federal statutory tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal tax benefit	(0.5)	(1.2)	0.2
Effect of foreign and Puerto Rico earnings and foreign tax credits	(11.2)	(9.7)	(8.2)
Effect of Research Credits and Domestic Production Activities,	(1.1)	(3.8)	(1.7)
Other, net	(0.1)	(0.1)	(0.7)

	22.1%	20.2%	24.6%

The approximate amounts of tax reductions related to tax holidays in various countries in which the Company does business were $108 million, $95 million and $83 million, in 2014, 2013 and 2012, respectively. The tax holidays expire at various dates through 2026.

The Company made income tax payments, net of refunds, of $330 million in 2014, $454 million in 2013 and $218 million in 2012.

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Note 16 — Supplemental Financial Information

Other Income (Expense), Net

Other income (expense), net in 2014 was $5 million, which primarily included equity investment net income and proceeds from the sales of investments of $13 million and income from license and other agreements of $3 million. Other income (expense), net in 2014 also included income of $3 million from contract manufacturing and other transition services relating to the Company’s sale of Discovery Labware in the first quarter of fiscal year 2013. Additional disclosures regarding this divestiture are included in Note 10. These amounts were partially offset by foreign exchange losses (inclusive of hedging costs) of $(13) million.

Other income (expense), net in 2013 was $9 million, which primarily included income of $11 million from contract manufacturing and other transition services relating to the sale of Discovery Labware, equity investment net income and proceeds from investments of $5 million and income from license and other agreements of $3 million. These amounts were partially offset by foreign exchange losses (inclusive of hedging costs) of $(10) million.

Other income (expense), net in 2012 was $(1) million, which primarily included equity investment net income and proceeds from investments of $12 million as well as income from license and other agreements of $5 million. These amounts were partially offset by foreign exchange losses (inclusive of hedging costs) of $(19) million.

Trade Receivables, Net

Allowances for doubtful accounts and cash discounts netted against trade receivables were $42 million and $50 million at September 30, 2014 and 2013, respectively. The amounts recognized in 2014, 2013 and 2012 relating to these valuation accounts are provided in the following table:

(Millions of dollars)	Allowance for Doubtful Accounts		Allowance for Cash Discounts	Total
Balance at September 30, 2011	$36		$8	$43
Additions charged to costs and expenses	6		39	45
Deductions and other	(6	)(A)	(37)	(44)

Balance at September 30, 2012	$36		$9	$45
Additions charged to costs and expenses	9		40	49
Deductions and other	(3	)(A)	(41)	(44)

Balance at September 30, 2013	$41		$9	$50
Additions charged to costs and expenses	6		41	46
Deductions and other	(16	)(A)	(38)	(54)

Balance at September 30, 2014	$30		$12	$42

(A)	Accounts written off.

Inventories

Inventories at September 30 consisted of:

(Millions of dollars)	2014	2013
Materials	$248	$226
Work in process	260	258
Finished products	987	918

	$1,495	$1,402

Notes to Consolidated Financial Statements — (Continued)

Becton, Dickinson and Company

Property, Plant and Equipment, Net

Property, Plant and Equipment, Net at September 30 consisted of:

(Millions of dollars)	2014	2013
Land	$93	$97
Buildings	2,313	2,286
Machinery, equipment and fixtures	5,271	4,970
Leasehold improvements	88	85

	7,765	7,437
Less accumulated depreciation and amortization	4,160	3,961

	$3,605	$3,476

Note 17 — Subsequent Events

Definitive Agreement to Acquire CareFusion Corporation

On October 5, 2014, BD announced a definitive agreement under which BD will acquire CareFusion Corporation (“CareFusion”) for $58 per share in cash and stock, or a total of approximately $12.2 billion, to create a global leader in medication management and patient safety solutions.

Pursuant to the agreement, BD will acquire 100 percent of CareFusion in exchange for the following consideration:

•

$10.1 billion in cash consideration; although we have secured access to $9.1 billion of fully committed bridge financing, the Company currently intends to pay this cash consideration with available cash on hand and permanent financing; and

•

$2.1 billion of BD common stock to be issued to CareFusion stockholders and share award holders and BD stock options to be issued to holders of CareFusion options, based on BD’s closing price as of October 3, 2014.

The transaction is expected to close in the first half of calendar year 2015.

Under the terms of the transaction, CareFusion stockholders will receive $49.00 in cash, without interest, and 0.0777 of a share of BD for each share of CareFusion. Using BD’s closing price as of October 3, 2014 of $115.84 would result in a total cost of $58.00 per CareFusion share. The value of the consideration transferred for accounting purposes will ultimately be based on the closing share price of BD’s stock on the last trading day prior to the closing date of the transaction, and could materially change.

During the first quarter of fiscal year 2015, the Company entered into interest rate swaps with a total notional amount of $2.3 billion to partially hedge interest rate risk associated with the anticipated issuance of senior unsecured notes. These swaps were designated as hedges of the variability in interest payments attributable to changes in the benchmark interest rate during the period preceding the Company’s issuance of the senior unsecured notes later in fiscal year 2015.

Acquisition of GenCell Biosystems

On October 3, 2014, the Company acquired GenCell Biosystems, a privately-held Irish biotech company that has developed proprietary technologies that address key biological analysis protocols including library preparation of Next Generation Sequencing (“NGS”) and genotyping applications. The acquisition is intended to provide the Company access to the NGS market with a differentiated platform that will provide a base to further grow the Company’s genomics offerings.

Becton, Dickinson and Company

SUPPLEMENTARY DATA (UNAUDITED)

Millions of dollars, except per share amounts	2014
	1st	2nd	3rd	4th	Year
Revenues	$2,015	$2,072	$2,157	$2,202	$8,446
Gross Profit	1,035	1,053	1,111	1,103	4,301
Income from Continuing Operations	271	287	326	301	1,185
Net Income	271	287	326	301	1,185
Earnings per Share:
Income from Continuing Operations	1.40	1.48	1.69	1.56	6.13
Income from Discontinued Operations	—	—	—	—	—
Basic Earnings per Share	1.40	1.48	1.69	1.56	6.13
Income from Continuing Operations	1.37	1.45	1.65	1.53	5.99
Income from Discontinued Operations	—	—	—	—	—
Diluted Earnings per Share	1.37	1.45	1.65	1.53	5.99

	2013
	1st	2nd	3rd	4th	Year
Revenues	$1,900	$2,000	$2,053	$2,101	$8,054
Gross Profit	1,006	1,018	1,060	1,086	4,171
Income from Continuing Operations	270	276	292	91	929
Net Income	625	276	302	91	1,293
Earnings per Share:
Income from Continuing Operations	1.38	1.42	1.50	0.47	4.76
Income from Discontinued Operations	1.81	—	0.05	—	1.86
Basic Earnings per Share	3.18	1.42	1.55	0.46	6.63
Income from Continuing Operations	1.35	1.39	1.47	0.46	4.67
Income from Discontinued Operations	1.78	—	0.05	—	1.83
Diluted Earnings per Share	3.13	1.39	1.52	0.46	6.49

Certain quarterly amounts may not add to the year-to-date totals due to rounding. Earnings per share amounts are calculated from the underlying whole-dollar amounts.